FOR IMMEDIATE RELEASE

Investor & Media Contact:

John Bluth

Senior Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS REPORTS 2006 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

PALO ALTO, Calif., February 8, 2007

CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the fourth quarter and full year ended December 31, 2006.

For the quarter ended December 31, 2006, the Company reported a net loss of $68.1 million, or $1.18 per share. This compares to a net loss of $74.1 million, or $1.65 per share, for the same quarter in 2005 and to a net loss of $62.7 million, or $1.23 per share, for the prior quarter ended September 30, 2006. For the year ended December 31, 2006, the Company reported a net loss of $274.3 million, or $5.49 per share, compared to a net loss of $228.0 million, or $5.66 per share, for the year ended December 31, 2005.

For the quarter ended December 31, 2006, the Company recorded $9.0 million of net product sales for sales of Ranexa(R)(ranolazine extended-release tablets), compared to $8.2 million of net product sales recorded in the quarter ended September 30, 2006. Total net Ranexa product sales of $8.2 million recorded in the quarter ended September 30, 2006 included $3.2 million of net product sales made in that quarter and approximately $5.0 million related to net product sales made in the quarter ended March 31, 2006 which had been deferred due to product return privileges that expired in the quarter ended September 30, 2006. The $9.0 million of net product sales of Ranexa made in the quarter ended December 31, 2006 represents an 181% increase over the $3.2 million of net product sales made in the prior quarter ended September 30, 2006.

For the full year ended December 31, 2006, the Company recorded total revenues of $36.8 million which consisted of $18.4 million of net product sales of Ranexa, $16.9 million of collaborative research revenue and $1.4 million of co-promotion revenue related to ACEON(R)(perdindopril erbumine) Tablets. This represents a 94% increase over total revenues of $19.0 million for the year ended December 31, 2005 which consisted solely of collaborative research revenue. The Company received FDA approval for Ranexa on January 27, 2006 and commenced commercial product sales of Ranexa in March 2006. Collaborative research revenue is primarily related to payments for certain regadenoson development activities from a collaborative partner and amortization of up-front payments earned. Co-promotion revenue represents the Company's share of ACEON(R) product revenues that exceeded the baseline specified in the amended co-promotion agreement with Solvay Pharmaceuticals, Inc. In October 2006 we signed a letter agreement with Solvay Pharmaceuticals terminating our co-promotion agreement.

At December 31, 2006, the Company had cash, cash equivalents, marketable securities and restricted cash of approximately $336.7 million, compared to $481.8 million at December 31, 2005.

Total costs and expenses were $82.3 million for the quarter ended December 31, 2006. This compares to total costs and expenses of $75.4 million for the same quarter in 2005 and $76.3 million for the prior quarter ended September 30, 2006. For the year ended December 31, 2006, total costs and expenses were $315.3 million compared to $243.0 million for the same period in the prior year.

The increase in total costs and expenses for the quarter as well as the year ended December 31, 2006 compared to the same periods in the prior year was primarily due to higher selling, general and administrative expenses associated with the Company's marketing of Ranexa, including greater expenses associated with the Company's national cardiovascular specialty sales force recruited in 2005 and higher personnel related expenses in various functional areas to support the Company's increased commercialization activities and higher personnel related expenses in research and development. These increases were partially offset by lower marketing expenses related to the co-promotion of ACEON(R), lower external general and administrative expenses and lower external expenses for research and development activities related to regadenoson.

The increase in total costs and expenses for the quarter ended December 31, 2006 compared to the prior quarter ended September 30, 2006 was primarily due to higher clinical trial expenses related to the MERLIN TIMI-36 study of Ranexa, higher selling, general and administrative expenses associated with the Company's national cardiovascular specialty sales force and higher personnel related expenses in various functional areas to support the Company's increased commercialization activities and higher marketing expenses associated with the marketing of Ranexa. These increases were partially offset by lower external general and administrative expenses and lower marketing expenses related to the co-promotion of ACEON(R).

Company management will webcast a conference call on February 8, 2007 at 5:30 p.m. EST, 2:30 p.m. PST, on the Company's website. To access the live webcast, please log on to the Company's website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, February 16, 2007. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 6795246.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa(R) (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies and CVT-6883, which is being developed as a potential treatment for asthma and other conditions. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

Tables to follow
CV THERAPEUTICS, INC. CONSOLIDATED STATEMENT OF OPERATIONS DATA (in thousands, except per share amounts) (unaudited)
	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Revenues:
Product sales, net	$ 9,029	$ -	$ 18,423	$ -
Collaborative research	3,640	3,432	16,923	18,951
Co-promotion	-	-	1,439	-
Total revenues	12,669	3,432	36,785	18,951

Costs and expenses:
Cost of sales	1,236	-	2,752	-
Research and development	38,102	33,979	135,254	128,452
Selling, general and administrative	42,956	41,398	177,264	114,543
Total costs and expenses	82,294	75,377	315,270	242,995

Loss from operations	(69,625)	(71,945)	(278,485)	(224,044)

Other income (expense), net:
Interest and other income, net	4,731	1,059	16,832	9,092
Interest expense	(3,166)	(3,166)	(12,667)	(13,043)
Total other income (expense), net	1,565	(2,107)	4,165	(3,951)

Net loss	$ (68,060)	$ (74,052)	$ (274,320)	$ (227,995)

Basic and diluted net loss per share	$ (1.18)	$ (1.65)	$ (5.49)	$ (5.66)

Shares used in computing basic and diluted net loss per share	57,823	44,884	49,983	40,268

CONSOLIDATED BALANCE SHEET DATA (in thousands) (unaudited)
		December 31, 2006		December 31, 2005
				(A)
Assets:
Cash, cash equivalents, and marketable securities		$ 325,226		$ 460,183
Other current assets		40,269		26,883
Total current assets		365,495		487,066
Property and equipment, net		23,919		20,491
Other assets		32,042		25,004
Total assets		$ 421,456		$ 532,561

Liabilities and stockholders' equity (deficit):
Current liabilities		$ 62,247		$ 63,527
Convertible subordinated notes		399,500		399,500
Other long-term obligations		5,507		8,544
Stockholders' equity (deficit)		(45,798)		60,990
Total liabilities and stockholders' equity (deficit)		$ 421,456		$ 532,561

(A) Derived from the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Certain reclassifications have been made to prior period balances to conform to the current presentation.